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FOR IMMEDIATE RELEASE

NEW ORLEANS, LA -- January 31, 1995
        95-01

J. RAY McDERMOTT, S.A. BEGINS OPERATIONS,
                  TRADING ON NEW YORK STOCK EXCHANGE

     Robert E. Howson, chairman of the board and chief executive officer,
J. Ray McDermott, S.A., announced that the merger to form J. Ray McDermott, S.A., a Panamanian company, was concluded successfully after approval by the shareholders of Offshore Pipelines, Inc. (NYSE: OFP) yesterday in Houston. J. Ray McDermott (NYSE:JRM) consists of substantially all of the marine construction services businesses formerly conducted by McDermott International, Inc. (NYSE:MDR) and by OPI. It will begin operations and trading on the New York Stock Exchange today. The new company's common stock will be traded under the symbol JRM. Its Series B preferred stock will be traded under the symbol JRM.PR.

     Under the terms of the merger agreement, McDermott International, Inc. holds 61 percent of JRM's fully diluted common stock, excluding JRM's Series A Cumulative Convertible Preferred Stock, while former holders of OPI's common stock and options hold 39 percent of JRM's common stock. McDermott International has also received securities issued by J. Ray McDermott with a combined face value of $391 million, including $160 million in 4 1/2% Series A Cumulative Convertible Preferred Stock and $231 million in 9% subordinated notes.

     In addition to Howson, who is also chairman of the board and chief executive officer, McDermott International, Frank C. Wade, formerly chairman of the board and chief executive officer, OPI, has been named vice chairman of the new company. James J. Wildasin, formerly president and chief operating officer of McDermott International's marine construction unit, has assumed the same title in the new company.

     Other key executives of the new company include Richard R. Foreman, formerly president and chief financial officer, OPI, who has been named executive vice president and chief financial officer, and Don W. Wilson, formerly president, OPI International, Inc., who has been named executive vice president, operations. Lawrence R. Purtell, who will continue as senior vice president, general counsel and corporate secretary, McDermott International, will serve in the same capacity with J. Ray McDermott. Wildasin, Foreman, and Wilson will be located at J. Ray McDermott's headquarters in London. Purtell will remain in New Orleans.

     Further details of the company's organization will be announced later.

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     "We are very pleased to have completed this merger," said Howson. "We are confident that we have created a very strong marine construction company that can compete successfully in any market, providing the highest level of service to its customers while benefitting from the cost reductions and the range of capabilities created by the merger."

     Howson continued: "The merger also creates an opportunity for the shareholders of McDermott International to participate in the success of J. Ray McDermott, while continuing to participate in our traditional businesses as well as in new ventures."

     J. Ray McDermott, S.A., is the world's leading marine construction company. Its services include fabrication, transportation, and installation of new and refurbished offshore platforms, installation of offshore pipelines, and design and installation of subsea production facilities for the offshore oil and gas industry.

     McDermott International, Inc. is a leading worldwide energy services company. The company and its subsidiaries manufacture steam-generating equipment, environmental equipment, and products for the U.S. government. They also provide engineering and construction services for industrial, utility, and hydrocarbon processing facilities. Through its majority ownership of J. Ray McDermott, S.A., McDermott International also participates in offshore construction.

     For additional information contact:

          Don Washington
          McDermott International, Inc.
          P. O. Box 61961
          New Orleans, LA 70161-1961

          (504) 587-4080